Exhibit 99.2

Century Aluminum Acquires European Anode Facility

MONTEREY, CA -- (MARKET WIRE) –  06/11/12 -- Century Aluminum Company (NASDAQ: CENX) announced today that its wholly owned subsidiary, Century Anodes B.V., has entered into a definitive agreement to purchase substantially all of the assets of the anode production facility of the former Zeeland Aluminum Company (Zalco) for EUR 10 million in cash. Century Anodes will not assume any historical liabilities in the transaction.

Located in Vlissingen, The Netherlands, the former Zalco facility, which is currently curtailed, will provide an additional secure source of captive anode production for Century’s Grundartangi, Iceland smelter. The approximately 150,000 tonne anode facility also could supply anodes to Century’s smelter project in Helguvik, Iceland upon the project’s completion. The acquisition is a continuation of Century’s efforts to opportunistically secure access to strategic assets and cut costs within a challenging global economy.

“We are very familiar with the Zalco anode plant and its high quality and cost competitive products. This transaction provides outstanding benefits to Century by securing a key production element within close proximity to our Icelandic operations,” commented Michael A. Bless, Century’s President and Chief Executive Officer. “The acquisition of this facility, along with our 40 percent stake in Baise Haohai Carbon Co., Ltd., will allow us ultimately to supply all of our Icelandic anode requirements with captive production.”

In anticipation of a restart of anode production in the third quarter of 2013, Century intends to undertake an approximately $45 million investment program, including capital expenditures, restart expenses and working capital, to modernize the anode facility and optimize production for its existing Grundartangi smelter and the planned Helguvik smelter.

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, Calif. More information can be found at www.centuryaluminum.com.

Cautionary Statement

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding the ultimate completion of the acquisition of the Zalco anode facility, the anode facility’s ultimate production capacity, Century’s ability to supply its Icelandic operations with captive anode production as well as statements regarding the completion of the Helguvik project. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Contacts:

Lindsey Berryhill
(media)
831-642-9364

Shelly Harrison
(investors)
831-642-9357